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                                                                    EXHIBIT 24.2

                        INDEPENDENT ACCOUNTANTS' CONSENT


The Board of Directors
Tristar Corporation:

We consent to incorporation by reference in the registration statement (No. 33-45396) on Form S-8 of Ross Cosmetics Distribution Centers, Inc. of our report dated December 6, 1996, relating to the consolidated balance sheets of Tristar Corporation and subsidiaries as of August 31, 1996 and 1995, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the two-year period ended August 31, 1996, and the related schedule, which report appears in the August 31, 1996, annual report on Form 10-K of Tristar Corporation.

Our report refers to a change to the LIFO method of valuing inventory.


San Antonio, Texas
December 11, 1996